Exhibit 99

CONTACT:	Feinstein Kean Healthcare
GTC Biotherapeutics, Inc.	Francesca DeVellis (investors)
Thomas E. Newberry	Barbara Askjaer (media)
Vice President, Corporate Communications	(617) 577-8110
(508) 370-5374

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

FRAMINGHAM, MA — March 3, 2004 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the fourth quarter and year ended December 28, 2003.  The total net loss for the quarter was $8.5 million, or $0.27 per share, compared with $6.3 million, or $0.23 per share in the fourth quarter of 2002.  The total net loss for the 2003 financial year was $29.5 million, or $1.00 per share, compared to $24.3 million, or $0.86 per share, for 2002.  The primary factor in the change in net loss results was the regulatory and clinical expense required for the preparation of the January 2004 submission of GTC’s Market Authorization Application (MAA) submission to the European Medicines Evaluation Agency (EMEA) for ATryn®.  ATryn® is GTC’s recombinant form of human antithrombin.

“2003 was a year in which GTC made significant progress in preparing ATryn® for regulatory review with the EMEA,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer.  “It was also a year in which we made good progress in our other internal proprietary programs as well as advancing the lead candidates in our portfolio of external programs into clinical production opportunities.  We are looking forward to 2004 as a pivotal year for advancing GTC’s product commercialization opportunities.”

Revenues were $1.7 million for the quarter, a 13% increase from the $1.5 million in the fourth quarter 2002.  Revenues for 2003 were $9.8 million, a 6% decrease from the $10.4 million in 2002.  In 2002, there were approximately $1.8 million of revenues from Fresenius for the recombinant human serum albumin (rhSA) program prior to the formation of the Taurus Joint Venture.  GTC and Fresenius have restructured the rhSA program into a joint venture to include the excipient market for this product.  Exclusive of the rhSA revenue in 2002, operating revenues increased approximately 14% in 2003.

Costs of revenue and operating expenses totaled $10.5 million in the current quarter, approximately 29% higher than the $8.1 million total in the fourth quarter 2002.  Costs of revenue and operating expenses were $40.1 million for 2003, about 10% higher than the $36.3 million in 2002.  These increases were driven primarily by the increases in research and development (R&D).  Total R&D expenses for 2003 were $18 million.  Approximately $8.7 million of the 2003 R&D expenses were to support the safety and efficacy study for ATryn® as well as for preparation of the MAA submittal in January 2004.  In addition, there were approximately $3.1 million of ATryn® costs which were capitalized for the validation and manufacturing of inventory in preparation for product launch.

The weighted average number of shares outstanding increased in the quarterly comparison from 27.7 million shares for the fourth quarter 2002 to 31.9 million shares in the fourth quarter 2003.  The weighted average number of shares outstanding for the year increased from 28.4 million shares in 2002 to 29.6 million shares in 2003.  The increases in the weighted average shares outstanding in the quarter and year reflected the issuance of approximately 3.6 million shares of common stock in a private placement to institutional investors in August 2003.  The net proceeds to GTC from this placement were approximately $8.5 million.

Cash and marketable securities at the end of 2003 totaled $31.1 million.  Excluding the effects of the private placement of common stock, GTC used approximately $34.8 million of cash and marketable securities in 2003.  The net cash and marketable securities used in 2003, including the proceeds from the private placement of common stock, was approximately $26.3 million.  This is consistent with GTC’s previous forecasts for cash use in 2003.  In 2004, GTC expects its use of cash for operating and capital needs to be approximately $20 million, or less.  Cash use is expected to decline in 2004, primarily as result of the completion of the clinical and manufacturing activities required in preparation for the submission of ATryn® to the EMEA.

Highlights

ATryn®

GTC recently completed a multinational safety and efficacy study of ATryn® in the prophylactic treatment of hereditary antithrombin deficiency (HD) during high-risk situations such as surgery and childbirth.  In the opinion of clinical experts who have reviewed these data, ATryn®, offers safe and efficacious thromboprophylaxis for this difficult-to-manage group of patients.  The MAA submission includes data from this trial, as well as data from high-risk situations treated under the compassionate use program.  The MAA review process will determine if ATryn® is safe and effective.  GTC is in discussions with the Food and Drug Administration (FDA) regarding the clinical and regulatory development strategy for ATryn® in the United States.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties.  GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoting gene.  This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods.

RhSA Program

GTC is focused on developing the rhSA program for the excipient market.  An excipient is a non-active component used to stabilize the active ingredient in biologic drug formulations.  Like antithrombin, the albumin protein is difficult to express in conventional recombinant production systems.  During 2004, GTC intends to initiate the production of qualification batches for evaluation of rhSA as an excipient by potential clients and for development of a Drug Master File (DMF).  A DMF is a documentation system created by the health authorities to reduce redundancy in the filing of information related to ingredients or materials that may be used in multiple therapeutic products.   The Company believes that, with this timetable of development, GTC has the opportunity to achieve commercial sales of rhSA within 2 to 3 years.  This timetable for the development of rhSA is dependent on the financial resources of the Company as well as its ability to attract additional marketing or strategic partners to provide additional funding.

Malaria Vaccine Program

GTC’s third proprietary program is developing a therapeutic malaria vaccine that uses as an antigen the difficult-to-express merozoite surface protein 1 (MSP-1).  Production of MSP-1 material suitable for clinical studies will begin in 2004.  MSP-1 is difficult to express in other conventional recombinant production systems.  The National Institute of Allergy and Infections Diseases is funding this program up through the submittal of an Investigational New Drug (IND) application with the FDA.  An IND submittal is anticipated in 2005.

Portfolio of External Programs

GTC’s portfolio of external programs includes programs that have begun advancing into clinical production opportunities.  One of the programs entered clinical trials in 2003 and GTC anticipates producing additional material for this client for clinical studies in 2004.  An additional program has begun scaling up capacity to produce material for preclinical studies with the potential for beginning clinical studies in 2004.  Discussions continue with other external partners about advancing additional programs into clinical production.

Conference Call Information

GTC Biotherapeutics expects to discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today.  The call may be heard through the Company’s web site, http://www.gtc-bio.com.  The dial-in number from inside the United States is 1-800-901-5213.  The dial-in number from outside the United States is 1-617-786-2962.  The webcast may be found at www.gtc-bio.com.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology.  GTC has three internal proprietary products in its pipeline and a portfolio of external program production opportunities.  In addition to the ATryn® program, GTC is developing a recombinant human serum albumin and a malaria vaccine.   In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems.  GTC’s external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer.  One of the external programs is in clinical trials with a transgenically produced product.  Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the EMEA submission for the ATryn® program, the potential timetable for achieving excipient sales in the rhSA program, the expectations for filing an IND for the MSP-1 program, anticipated progress in the portfolio of external programs, and the expected level of cash to be used in 2004.  Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through new marketing and strategic partners for some of its programs.  GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.
Selected Financial Information
(Unaudited, in thousands except per share amounts)

	Three months ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2003	2002	2003	2002

Revenue	$1,745	$1,540	$9,764	$10,379

Costs of revenue and operating expenses:
Cost of revenue	1,878	2,364	11,116	13,100
Research and development	5,947	3,634	18,036	11,869
Selling, general and administrative	2,696	2,130	10,929	11,319
	10,521	8,128	40,081	36,288

Loss from operations	$(8,776)	$(6,588)	$(30,317)	$(25,909)
Other income (expense):
Interest income	252	438	1,103	2,028
Interest expense	(110)	(141)	(508)	(439)
Other income	104	—	185	—

Net Loss	$(8,530)	$(6,291)	$(29,537)	$(24,320)

Net loss per common share (basic and diluted)	$(0.27)	$(0.23)	$(1.00)	$(0.86)

Weighted average number of shares outstanding (basic and diluted)	31,928	27,678	29,562	28,353

	December 28,	December 29,
	2003	2002

Cash and marketable securities	$31,091	$57,349
Other current assets	3,390	4,111
Property and equipment, (net)	22,600	21,701
Other assets	13,991	12,212
Total assets	$71,072	$95,373

Current liabilities	$10,329	$13,778
Long-term debt	12,542	12,786
Other liabilities	40	37
Stockholders' equity	48,161	68,772
Total liabilities and stockholders' equity	$71,072	$95,373